Product Marketing & Distribution Agreement
                               By and Between
             Desert Health Products, Inc. and Snore Formula Inc.


THIS  AGREEMENT  is  made this 11th day of May, 2000, by  and  between  SNORE
FORMULA, INC., an Arizona Corporation, with its principle headquarters located at 4015 North 40th Place, Phoenix, Arizona 85018 (hereinafter referred to as "Snore Formula") and DESERT HEALTH PRODUCTS, INC., an Arizona Corporation, with its principle business located at 8221 E. Evans Rd., Scottsdale, AZ 85260 (hereinafter referred to as DHPI).

RECITALS:

  1. DHPI is an Arizona corporation in good standing in the business of manufacturing, marketing and distributing health food products and supplements.

  2. Snore Formula is an Arizona corporation in good standing and is in the business of developing nutraceuticals and supplements.

  3. Snore Formula is seeking a company to distribute certain products in the health and nutrition and care areas outside of the United States, its territories, and Canada.

AGREEMENT:

  1. Exclusive Appointment. Snore Formula appoints DHPI as the exclusive distributor for its products for all geographical areas outside of Canada, the United States, and its territories, except for those customers specifically set forth below.

     During the term of this Agreement, Snore Formula shall not appoint any other firm, corporation or person to sell the same products in the protected territories set forth in Paragraph 1. All accounts established prior to the implementation of the Agreement are excluded from this Exclusive Appointment.

  2. Acceptance. DHPI accepts the appointment to develop and market said products in the geographical territories set forth in Paragraph 1.

  3. Selling Rights Reserved. Snore Formula reserves the right to sell, either directly, or through its subsidiaries, any of its products expressly not mutually designated by the parties, in writing, as a product to be marketed and distributed by DHPI. DHPI's products are initially:

     a.   Snore Relief
     b.   Allergy Relief
     c.
     d.
     e.
     f.
     g.

  4. General Obligations. DHPI shall have the following general obligations:

     a. Maintain an adequate inventory to support the sale, registration and distribution of said products.

     b. Use its best efforts to promote the sale and distribution of said products in the territory assigned to DHPI.

  5. Term. This Agreement shall continue in force for a period of one  (1)
     year, May 1, 2000 to May 1, 2001. This Agreement may be renewed thirty (30) days prior to May 1, 2001 on such terms as the parties may mutually agree. The terms of any such renewal agreement will be put in contract form and become effective upon, and only upon, the approval and signature of both parties.

 6. Requirements. During the initial term, DHPI agrees to purchase not less than ten thousand (10.000) bottles of product, i.e., Snore or Allergy, or both, by December 31, 2000. Further, DHPI agrees to purchase twenty thousand (20.000) bottles between January 1, 2001 and April 30, 2001 for the amount of $4.50 per bottle.

  7. Termination.    Snore Formula may terminate this agreement with thirty
     (30) days written notice for failure of DHPI to meet any terms of this Agreement. DHPI may cure any default within the thirty (30) day period. Should for any reason Snore Formula terminate this Agreement, Snore Formula agrees to protect any and all DHPI's established customers provided, in writing, to Snore Formula prior to the date of any termination notice for said products and continue to supply product until customer no longer exists.

  8. Use of name.   Only so long as this Agreement is in effect, with  the
     prior consent and approval of Snore Formula, DHPI, its agents, subsidiaries, or customers may use the Snore Formula's trade names and advertising material in any form related to the products.

  9. Trademarks. DHPI acknowledges the validity of any trademarks or patents registered in the United States, or any foreign countries, and further agrees not to infringe or commit any act which might adversely affect the validity of the patent or trademarks. DHPI will protect and file any updates, continuations, or other documents necessary to perfect or maintain any such foreign patents.

  10.DHPI Not An Agent. This Agreement does not constitute DHPI as the agent or legal representative of Snore Formula. DHPI acknowledges that its relationship is strictly that of Licensor and Licensee. Neither party is granted any express, or implied, right or authority by the other party to assume or create any obligation on behalf of, or in the name of the other party.

  11.Reports.  DHPI agrees that from time to time it will meet with  Snore
     Formula to present and discuss sales, reports, advertising, registration, or patent matters.

  12.Payment. DHPI agrees to pay by corporate check, or pre-approved Letter of Credit, in good and immediately available funds.

  13.Indemnity and Insurance. DHPI agrees to hold Snore Formula harmless against any claim related to the manufacturing, advertising and/or distribution of any products covered by this Agreement in the protected territories. Snore Formula agrees to provide products to DHPI from manufacturing companies that maintain adequate product liability insurance.

  14.Bonus payment. DHPI agrees to deliver in a reasonable time (not to exceed thirty (30) days for the initial shares) to Snore Formula one hundred thousand (100,000) shares of its one hundred forty-four)(144) Common Stocks. Said stock will be in two deliveries, sixty thousand (60,000) shares in 2000 and forty thousand (40,000) shares in 2001, prior to May 1, 2001. DHPI agrees to piggyback registration of above-mentioned stock of DHPI at its expense at the first registration done by DHPI.

  15.Consent  and  Agreement.   Any  and all consents,  agreements  and/or
     correspondence will be forwarded, in writing, to either party at its last known address.

  16.Travel.   Both parties agree to use Dr. Harris to the best  of  their ability to educate and advertise the products. DHPI agrees to work within Dr.Harris' schedule without undo burden and further agree to cover all required first class expenses.

     In witness whereof, the parties executed this Agreement on the date first above mentioned.


DESERT HEALTH PRODUCTS, INC.                 SNORE FORMULA

By: /S/Johnny Shannon                        By: /S/Ron General
President                                    President


Witness: /S/Thor Lindvaag